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                                                                      EXHIBIT 15

September 29, 1998

IDACORP, Inc.
Boise, Idaho

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Idaho Power Company and subsidiaries for the periods ended March 31, 1998 and 1997 and June 30, 1998 and 1997, as indicated in our reports dated May 8, 1998 and August 3, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our reports referred to above, which were included in Idaho Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, are being used in this Registration Statement of IDACORP, Inc., IDACORP Trust I, IDACORP Trust II and IDACORP Trust III on Form S-3.

    We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Boise, Idaho